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                                                                  EXHIBIT (a)(6)


                 [WRITTEN NOTICE TO PARTICIPATING OPTIONHOLDERS
                   OF BRIGHTPOINT'S CANCELLATION/REJECTION OF
                               TENDERED OPTIONS]

                                                            ______________, 2001

To:      [option holder]
         [Address]


This confirms that on _______, 2001, Brightpoint, Inc. [accepted and cancelled] [rejected] your Option(s) to purchase [number] shares of Brightpoint, Inc. Common Stock, which you tendered for exchange under your Letter of Transmittal.

[Brightpoint, Inc. will grant you a New Option to purchase [number] shares of Brightpoint, Inc. Common Stock, with the terms and conditions described in the Offer to Exchange, dated August 31, 2001, on or after April 11, 2002, but no later than April 18, 2002, subject to your continued employment with or continuing as a Director of Brightpoint, Inc., as the case may be, and the other terms and conditions set forth in the Offer to Exchange.]

[Brightpoint, Inc. will return to you, the option agreement[s] delivered by you together with your Letter of Transmittal.]

If you have any questions about this message, please contact Phillip A. Bounsall at (317) 297-6100 or by email at phil.bounsall@brightpoint.com.

Thank you,

Phillip A. Bounsall
Executive Vice President,
Chief Financial Officer and Treasurer